Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
April 24, 2015

Thank you, Theis and good morning everyone. Trinity’s financial performance during the first quarter continued to build upon the momentum we established last year. The winter weather provided some unique challenges for our facilities during the quarter. Our businesses responded really well to the weather issues. During the quarter, our company continued to utilize the strengths of our backlogs to drive operating leverage and efficiencies to the bottom line. We are creating value by leveraging our combined expertise, competencies, and manufacturing capacity to produce quality products for a broad range of industrial customers.

Our Rail Group generated record quarterly financial results, reporting strong revenues and operating profit during the first quarter. I remain pleased with this Group’s ability to profitably increase production levels while making line changeovers.

Our railcar leasing company delivered another quarter of solid results. Last year, in the first quarter, a large portion of the Group’s earnings resulted from the sale of leased railcars from our lease fleet. This year, in addition to a healthy level of earnings from sales of leased railcars, the earnings from our leasing operations increased in the first quarter.

I am pleased with our Inland Barge Group’s performance during the first quarter. The Group increased its profit levels from the previous quarter on a lower volume of revenue. In addition, the barge backlog increased during the quarter as a result of the Group’s manufacturing flexibility.

The first quarter financial performance of our Energy Equipment Group continued to improve and our Construction Products Group returned to profitability during the quarter. Overall, I am pleased with our financial performance during the lst quarter.

During the short term, we are focused on generating higher earnings this year than the record level we established last year. We are continuing to operate our company on lean principles as we look for opportunities to conduct railcar leasing and other asset transactions that generate cash and provide earnings. From a longer term growth point of view, we continue to search for acquisition opportunities in markets that have products, services, technology, and competencies that fit within our portfolio of industrial manufacturing businesses. Trinity’s corporate business model is designed to generate value through our ownership and management of industrial companies that benefit by being part of Trinity. Our 2014 asset acquisition of Meyer Steel Structures is a good example of a company that fits well within our portfolio.

As we begin the 2nd quarter, Trinity’s financial and operational health remains solid. Our 2015 earnings outlook reflects the positive momentum we are experiencing within our company as well as the benefits of having solid backlogs in our primary businesses. Our accomplishments are due to the capabilities and expertise of our dedicated employees, our ability to respond effectively to shifts in demand, and our ongoing commitment to quality and customer service.

I’ll now turn it over to Bill for his comments.